UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): March 24, 2005

RAYTHEON COMPANY

(Exact name of registrant as specified in its charter)

Delaware	1-13699	95-1778500
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

870 Winter Street Waltham, Massachusetts	02451
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 522-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On March 24, 2005, Raytheon Company (“Raytheon” or the “Company”) entered into a Five-Year Competitive Advance and Revolving Credit Facility Agreement (the “Credit Agreement”) with the lenders named therein, J.P. Morgan Securities, Inc. and Banc of America Securities LLC, as joint lead arrangers and joint bookrunners, Bank of America, N.A., as syndication agent, CitiCorp USA, Inc. and Credit Suisse First Boston, as documentation agents. The Credit Agreement replaces the Company’s $1.3 Billion Five-Year Competitive Advance and Revolving Credit Facility that would otherwise have matured on November 28, 2006 (the “Existing Five-Year Facility”) and the Company’s $1.0 Billion 364-Day Competitive Advance and Revolving Credit Facility that would otherwise have matured on May 31, 2005 (the “Existing 364-Day Facility”).

The Credit Agreement provides for the extension of credit in the form of revolving loans at any time and from time to time during the term of the Credit Agreement, in an aggregate principal amount at any time outstanding not in excess of $2.2 Billion (the “Facility”). The Facility will be used to “backstop” any commercial paper that Raytheon may issue and for working capital and other general corporate purposes. Subject to certain conditions stated in the Credit Agreement (including the absence of any default and the accuracy of certain representations and warranties), Raytheon may borrow, prepay and reborrow amounts under the Facility at any time during the term of the Credit Agreement. The lenders have also agreed to participate in letters of credit for the lesser amount of $500 Million and the aggregate amount of lender commitments then in effect. The Company may also request from time to time that the lenders’ commitment under the Facility be increased; provided that the aggregate amount of all such increases do not exceed $500 Million.

Under the Credit Agreement, the Company may, at its option, participate in ABR Borrowing (loans bearing interest at a rate per annum equal to the greater of (a) the Prime Rate in effect and (b) the Federal Funds Effective Rate in effect plus ½ of 1%); Competitive Borrowing (loans from lenders pursuant to the bidding procedure described in the Credit Agreement); and Eurodollar Revolving Credit Borrowing (loans bearing interest at a rate per annum determined in accordance with a formula in the Credit Agreement). Raytheon will pay typical fees in connection with the Facility.

The Credit Agreement contains certain representations and warranties, including accuracy of financial statements; enforceability of the Credit Agreement documentation; no material adverse change at closing; no undisclosed material litigation at closing; no violation of laws or material agreements; no required governmental or third party approvals; use of proceeds; solvency and material accuracy of information.

The Credit Agreement also contains certain covenants, including use of proceeds; limitations on liens; limitations on mergers, consolidations and sales of all or substantially all assets; limitations on subsidiary indebtedness; and limitations on transactions with related parties. In addition, the Credit Agreement contains a total net debt to total capitalization ratio limit of 50% and a covenant that the Company will not permit the ratio of consolidated EBITDA to consolidated net interest expense, for any period of four consecutive fiscal quarters, to be less than 3.0 to 1.0.

The Credit Agreement also contains certain events of default, including nonpayment of principal or interest when due; breach of covenants; material incorrectness of representations and warranties when made; bankruptcy and insolvency; change of control; and cross-acceleration or payment default of other material indebtedness. If any events of default occur and are not cured within applicable grace periods or waived, the administrative agent may, and at the request of the lenders shall, terminate the commitments and declare the loans then outstanding to be due and payable in whole or in part, together with accrued interest and any unpaid accrued fees and all other liabilities of the Company accrued (including all letters of credit obligations).

All amounts under the Credit Agreement are due on the fifth anniversary of the closing date of March 24, 2005, unless the commitments are terminated earlier either at the request of Raytheon or if any event of default described below occurs.

At March 24, 2005, the Company had utilized $625 Million of its availability under the Facility through a combination of borrowings and letters of credit.

Some of the lenders under the Credit Agreement and their affiliates have various relationships with the Company and its subsidiaries involving the provision of financial services, including cash management, investment banking and trust services. In addition, the Company and some of its subsidiaries have entered into foreign exchange and other derivative arrangements with certain of the lenders and their affiliates.

The description above is a summary of the Credit Agreement and is qualified in its entirety by the Credit Agreement, which is filed as Exhibit 10.1 to this report.

Item 1.02 Termination of a Material Definitive Agreement

The information described above regarding the terminations of the Existing Five-Year Facility and the Existing 364-Day Facility under “Item 1.01. Entry into a Material Definitive Agreement” is hereby incorporated by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information described above under “Item 1.01. Entry into a Material Definitive Agreement” is hereby incorporated by reference.

Item 9.01    Financial Statements and Exhibits

(c) Exhibits

10.1	$2.2 Billion Five-Year Competitive Advance and Revolving Credit Facility Agreement dated March 24, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 28, 2005

RAYTHEON COMPANY

By:	/s/ Jay B. Stephens Jay B. Stephens Senior Vice President and General Counsel